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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                ABLE ENERGY, INC.

      The undersigned, being the Chief Executive Officer of ABLE ENERGY, INC., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

            1. The name of the corporation (hereinafter called the "corporation") is Able Energy, Inc.

            2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

                  FOURTH. This corporation is authorized to issue two
            classes of shares of stock to be designated, respectively, common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is Seventy-Five Million (75,000,000), par value $0.001 per share, and the number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000), par value $0.001 per share; the total number of shares which the corporation is authorized to issue is Eighty-Five Million (85,000,000).

                  A. Rights, Preferences and Restrictions of Common Stock. The holders of the corporation's Common Stock, as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor, and are entitled, upon liquidation of the corporation, to share ratably in the net assets available for distribution, are not redeemable and have no preemptive or similar rights; and holders of the corporation's Common Stock have one cumulative vote for each share held of record on all matters to be voted on by the corporation's stockholders.

                  B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or

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            resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding, and any other preferences, privileges and relative rights of such series as the Board of Directors may deem advisable. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

            3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

      The effective time of the amendment herein certified shall be May 29, 2007.

      IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of the corporation's Certificate of Incorporation to be signed by Gregory D. Frost, its Chief Executive Officer this 29th day of May, 2007.


                                    ABLE ENERGY, INC.


                                    By: /s/ Gregory D. Frost
                                       -----------------------------------------
                                       Gregory D. Frost, Chief Executive Officer